UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

ONCOTHYREON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Fourth Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

(206) 801-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2014, Oncothyreon Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Array BioPharma Inc. (“Array”). Pursuant to the License Agreement, Array has granted the Company an exclusive license to develop, manufacture and commercialize ONT-380, an orally active, reversible and selective small-molecule HER2 inhibitor. The License Agreement replaces and terminates the prior Development and Commercialization Agreement under which Oncothyreon and Array were jointly developing ONT-380, and going forward, the Company will be solely responsible for all pre-clinical and clinical development, regulatory and commercialization activities relating to ONT-380.

Under the terms of the License Agreement, the Company has agreed to pay Array an upfront fee of $20 million. In addition, if the Company sublicenses rights to ONT-380 to a third party, the Company will pay Array a percentage of any sublicense payments it receives, with the percentage varying according to the stage of development of ONT-380 at the time of the sublicense. If the Company is acquired within three years of the effective date of the License Agreement, and ONT-380 has not been sublicensed to another entity prior to such acquisition, then the acquirer will be required to make certain milestone payments of up to $280 million to Array, which are primarily based on potential ONT-380 sales. Array is also entitled to receive up to a double-digit royalty based on net sales of ONT-380.

The License Agreement will expire on a county-by-country basis ten years following the first commercial sale of the product in each respective country, but may be terminated earlier by either party upon material breach of the License Agreement by the other party or the other party’s insolvency, or by the Company on 180 days’ notice to Array. The Company and Array have also agreed to indemnify the other party for certain of their respective warranties and obligations under the License Agreement.

The Company expects to file the License Agreement as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2014. The foregoing description is qualified in its entirety by reference to the text of the License Agreement when filed.

Item 1.02 Termination of a Material Definitive Agreement.

Pursuant to the terms of the License Agreement, the Company and Array agreed to terminate the Development and Commercialization Agreement, dated May 29, 2013 by and between the Company and Array (the “Collaboration Agreement”), pursuant to which the companies collaborated on the development and commercialization of ONT-380 for the treatment of cancer, including breast cancer.

The License Agreement replaces the Collaboration Agreement, and the termination of the Collaboration Agreement was effective on the date the parties entered into the License Agreement. The Company did not incur any early termination penalties as a result of termination of the Collaboration Agreement.

Item 8.01 Other Events.

On December 12, 2014, the Company issued a press release announcing its entry into the License Agreement.

On December 12, 2014, the Company issued a press release announcing data from two ongoing Phase 1b trials of ONT-380 will be presented at the San Antonio Breast Cancer Symposium. The data indicated that ONT-380 demonstrated preliminary efficacy and tolerability in a heavily pretreated patient population.

Copies of these press releases are attached as Exhibit 99.1 and Exhibit 99.2 hereto and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Oncothyreon Inc. dated December 12, 2014.

99.2	Press Release issued by Oncothyreon Inc. dated December 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Robert L. Kirkman
Robert L. Kirkman
President & Chief Executive Officer

Date: December 12, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Oncothyreon Inc. dated December 12, 2014.

99.2	Press Release issued by Oncothyreon Inc. dated December 12, 2014.

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